UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 17, 2004

Dominion Resources, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	1-8489	54-1229715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2004, the Dominion Resources, Inc. (Dominion) Board of Directors approved amendments to certain employee and director benefit plans and the adoption of four employee and director benefits plans to comply with new deferred compensation requirements of Section 885 of the American Jobs Creation Act of 2004 (the Act) and Section 409A of the Internal Revenue Code of 1986, as amended (the Code).

•	The Stock Accumulation Plan for Outside Directors, Directors Stock Compensation Plan and Directors’ Deferred Cash Compensation Plan (collectively, the Directors’ Plans) were amended to freeze participation and prohibit deferral of compensation and grant of new benefits in the Directors’ Plans after December 31, 2004. The Directors’ Plans will continue to operate in accordance with the terms of each plan with respect to amounts deferred and/or vested prior to January 1, 2005.

•	The Non-Employee Directors’ Compensation Plan was approved to permit the deferral of compensation earned by Dominion’s non-employee directors after December 31, 2004 in accordance with the Act and Section 409A of the Code and provides comparable benefits to those previously included under the Directors’ Plans. Deferred compensation is payable only upon separation of service from Dominion. Distributions will be made in a lump sum payment or in ten annual installments as chosen by the non-employee director. The Non-Employee Directors’ Compensation Plan is subject to shareholder approval.

•	The Executive Supplemental Retirement Plan, Retirement Benefit Restoration Plan and Executives’ Deferred Compensation Plan (collectively, the Executives’ Plans) were amended and restated to freeze participation and benefits in the Executives’ Plans after December 31, 2004. The Executives’ Plans will continue to operate in accordance with terms of each plan with respect to amounts deferred and/or vested prior to January 1, 2005.

•	The New Executive Supplemental Retirement Plan, New Retirement Benefit Restoration Plan and New Deferred Compensation Plan were approved to permit the deferral of compensation or accrual of benefits earned by participants after December 31, 2004 in accordance with the Act and Section 409A of the Code.

An amendment to the Dominion Security Option Plan was also approved to clarify that 100% of bonus or compensation could be paid in the form of options as no FICA withholding would be made, and that no options would be issued in lieu of any benefits earned and accrued under the New Deferred Compensation Plan, New Benefit Restoration Plan and New Executive Supplemental Retirement Plan.

Finally, the Executive Stock Purchase Tool Kit was amended to (i) change the vesting conditions so that any restricted stock granted under the program would be forfeited upon retirement (if not already vested as of the retirement date); and (ii) to increase the company match on amounts invested in Dominion Stock for the Restricted Stock Exchange Program and Bonus Deferral Program. A new form of Restricted Stock Grant Agreement was approved as well.

Also on December 17, 2004, the Organization, Compensation and Nominating Committee (OCN Committee) recommended, and the Board of Directors approved, the 2005 compensation program for executive officers. The OCN Committee did not approve a long-term equity grant for officers for 2005, but did approve base salary increases for executive officers based on the report of the committee’s independent compensation consultant. After reviewing the current compensation as compared to its peer companies and competitive labor market, the OCN Committee approved base salary increases for its five named executive officers. These adjustments were deemed appropriate by the committee and its consultant in light of each officer’s current compensation as compared to the market median for comparative positions, tenure in office and other considerations. The base salary for Dominion’s chairman and chief executive officer was increased to $1,177,000. In addition, the base salaries for Dominion’s President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Executive Vice President (President and Chief Executive Officer – Dominion Exploration & Production) and Executive Vice President (President and Chief Executive Officer – Dominion Delivery) were increased to $776,000; $528,000, $483,000, and $397,000 respectively. The base salary increases were approved by the Board of Directors but are not otherwise set forth in a written agreement between the Company and the executives.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Dominion Resources, Inc. Stock Accumulation Plan for Outside Directors, amended as of February 27, 2004 (Exhibit 10.15, Form 10-K for the fiscal year ended December 31, 2003, incorporated by reference); amended effective December 31, 2004.

10.2	Dominion Resources, Inc. Directors Stock Compensation Plan, as amended February 27, 2004 (Exhibit 10.16, Form 10-K for the fiscal year ended December 31, 2003, incorporated by reference); amended effective December 31, 2004.

10.3	Dominion Resources, Inc. Directors’ Deferred Cash Compensation Plan, as amended and in effect September 20, 2002 (Exhibit 10.4, Form 10-Q for the quarter ended September 30, 2002, incorporated by reference); amended effective December 31, 2004.

10.4	Dominion Resources, Inc. Non-Employee Directors’ Compensation Plan, effective January 1, 2005.

10.5	Dominion Resources, Inc. Executive Supplemental Retirement Plan, as amended and restated effective December 17, 2004.

10.6	Dominion Resources, Inc. Retirement Benefit Restoration Plan, as amended and restated effective December 17, 2004.

10.7	Dominion Resources, Inc. Executives’ Deferred Compensation Plan, amended and restated effective December 17, 2004.

10.8	Dominion Resources, Inc. New Executive Supplemental Retirement Plan, effective January 1, 2005.

10.9	Dominion Resources, Inc. New Retirement Benefit Restoration Plan, effective January 1, 2005.

10.10	Dominion Resources, Inc. New Deferred Compensation Plan, effective January 1, 2005.

10.11	Dominion Resources, Inc. Executive Stock Purchase Tool Kit, effective September 1, 2001, amended and restated December 17, 2004.

10.12	Dominion Resources, Inc. Stock Purchase Tool Kit Restricted Stock Exchange Form of Restricted Stock Award Agreement.

10.13	Dominion Resources, Inc. Security Option Plan, effective January 1, 2003 and restated effective January 1, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC.
Registrant

/s/ Patricia A. Wilkerson
Patricia A. Wilkerson
Vice President and Corporate Secretary

Date: December 23, 2004